EXHIBIT 99

SP Plus Corporation Announces Second Quarter and First-Half 2019 Results

-Results reflect acquisition and organic growth-
-Full-year Net Income and EBITDA expected to be at upper-end of range; Raises EPS guidance-
-Strategic growth plan expected to accelerate gross profit growth rate over time-
 -New $50 million share repurchase authorization-

CHICAGO, July 31, 2019 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading provider of parking, ground transportation, baggage handling and related services to commercial, institutional, municipal, and aviation clients throughout North America, today announced its second quarter 2019 results.

Second Quarter Commentary

G Marc Baumann, Chief Executive Officer, stated, “Our business continued to perform well in the second quarter, with gross profit and EBITDA up 21% and 19% year-over-year, respectively.  These results reflect the contribution from the Bags acquisition as well as organic gross profit growth of 1%, which would have been 3% if not for fluctuations in the magnitude of favorable insurance loss reserve adjustments affecting the comparable periods.  We now expect full-year 2019 net income and EBITDA, both on a reported and adjusted basis, to come in at the upper-end of our previously provided guidance range.  In addition, we are raising our full-year adjusted and reported EPS guidance ranges by $0.05 per share, primarily to reflect the impact of share repurchases.

“The Bags acquisition has integrated well and is growing in line with our expectations. With respect to organic growth, we continued in the second quarter to leverage our market leadership to make good progress on our national accounts initiative.  As we announced last week, we were awarded our first group purchasing agreement with a leading healthcare improvement company representing approximately 4,000 hospitals.  Additionally, we are in active discussions with large commercial property managers, national hospitality interests, and large healthcare systems with the goal of being a preferred provider to these organizations.

“Our moderate leverage coupled with our ability to generate significant free cash flow has enabled us to return value to stockholders in the form of accretive share buybacks totaling $19.6 million so far this year, including approximately $6.0 million that was completed subsequent to the end of the second quarter.  We are pleased that our Board of Directors has approved a new $50 million share repurchase authorization, which provides additional flexibility as we pursue a balanced capital allocation strategy.”

Strategic Growth Plan

Mr. Baumann continued, “Earlier this year, we indicated that we were working to identify the long-term strategic growth opportunities for Bags and the combined Company.  The addressable market for Bags is sizable and Bags is the only provider of multi-airline Remote Airline Check-in (RAC) services in North America.  The current penetration of RAC services is low, providing substantial opportunity to grow this business as well as expand our market position in other aviation outsourced services.  At the same time, there are significant opportunities to cross-sell services between the combined businesses, particularly in our aviation vertical.   We are executing on our go-to-market strategy to penetrate this market and leverage cross-selling opportunities and have had several early successes.  This early progress is encouraging, and we are moving ahead aggressively to take advantage of our unique positioning in this vertical, while recognizing that the sales cycle in the aviation vertical can be multi-year.

“In addition to our national accounts initiative, vertical markets where we have relatively low penetration, such as healthcare, hospitality and municipalities have been a key focus of our business development strategy to drive growth.

“We believe that successful execution of this multi-pronged strategy for the combined business will enable us to achieve sustainable gross profit growth at a rate of 3% to 4% over time, representing a 50% to 100% improvement from our recent historical gross profit growth rate.  We anticipate this will also drive significant operating leverage that we expect will support additional growth in EBITDA and EPS.”

Financial Summary

In millions except per share	Three Months Ended June 30, 2019		Three Months Ended June 30, 2018
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$61.9	$61.9	$51.1	$51.2
General and administrative expenses (2)	$27.7	$27.4	$22.3	$20.7
Net income attributable to SP Plus(2)	$15.2	$18.2	$15.3	$17.5
Earnings per share (EPS) (2)	$0.68	$0.81	$0.68	$0.77
EBITDA (1),(2)	$33.2	$33.5	$28.0	$29.6
Net cash provided by operating activities	$28.2	NA	$26.8	NA
Free cash flow (1)	$25.1	NA	$26.6	NA

In millions except per share	Six Months Ended June 30, 2019		Six Months Ended June 30, 2018
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$115.1	$115.1	$90.6	$90.6
General and administrative expenses (2)	$54.8	$53.5	$44.6	$41.7
Net income attributable to SP Plus(2)	$25.8	$31.8	$30.6	$27.3
Earnings per share (EPS) (2)	$1.14	$1.41	$1.36	$1.21
EBITDA (1),(2)	$59.0	$60.2	$44.6	$47.4
Net cash provided by operating activities	$21.3	NA	$25.3	NA
Free cash flow (1)	$14.5	NA	$21.0	NA

(1) Refer to the disclosure regarding use of non-GAAP financial measures and the accompanying financial tables for a reconciliation of all non-GAAP financial measures to U.S. GAAP.

(2) Adjusted gross profit, adjusted general and administrative expenses, adjusted net income attributable to SP Plus, adjusted earnings per share attributable to SP Plus (“adjusted EPS"), and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, acquisition and integration costs, including costs incurred to evaluate potential acquisitions, (b) non-routine settlements, (c) the amortization of acquired intangible assets, (d) the net impact of non-routine asset sales or dispositions, (e) the net loss or gains and the financial results related to sold businesses, (f) the equity in income or losses from investment in unconsolidated entities, and (g) non-routine tax items.  Please refer to the accompanying financial tables for a reconciliation of these adjusted measures to U.S. GAAP.

Second Quarter Operating Results

Reported and adjusted gross profit in the second quarter increased 21% in 2019 to $61.9 million, up from $51.1 million and $51.2 million, respectively, in the same quarter of 2018.  The year-over-year increase in reported and adjusted gross profit was due to the acquisition of Bags in the fourth quarter of 2018 and organic growth of 1% that was driven by strong year-over-year growth from existing business (i.e., same operating locations).  Organic gross profit growth would have been 3% if not for changes in prior-year casualty loss reserve adjustments that were more favorable in the second quarter of 2018 than the second quarter of 2019.

Reported general and administrative (“G&A”) expenses for the second quarter of 2019 were $27.7 million compared to $22.3 million in the same period of 2018, an increase of $5.4 million or 24%.  Adjusted G&A expenses for the second quarter of 2019 were $27.4 million, an increase of $6.7 million or 32% from the same quarter of 2018.  Adjusted G&A was higher than last year due primarily to the acquisition of Bags in the fourth quarter of 2018, higher compensation and benefit costs, as well as the non-recurrence of a $1.7 million cost recovery received from a vendor partner that reduced G&A in the second quarter of 2018.

Reported net income attributable to SP Plus and reported earnings per share were $15.2 million and $0.68 per share, respectively, in the second quarter of 2019 as compared to $15.3 million and $0.68 per share, respectively, in the same period of 2018.  Adjusted earnings per share increased $0.04 per share, or 5%, to $0.81 for the second quarter of 2019 from $0.77 for the second quarter of 2018.  With the share buybacks spread out over the quarter, the earnings per share benefit from lower weighted average shares outstanding due to share repurchases was $0.01.  Adjusted earnings per share for both periods excludes amortization of all recognized intangible assets from completed acquisitions.  Higher 2019 operating income, primarily driven by the Bags acquisition, was partially offset by higher interest expense on debt used to fund the acquisition.

EBITDA and adjusted EBITDA increased by 19% and 13%, respectively, over the second quarter of 2018 due to the above-identified factors that affected reported and adjusted gross profit and reported and adjusted G&A.

Year-to-Date Operating Results

Reported and adjusted gross profit in the first half of 2019 increased 27% to $115.1 million, as compared to $90.6 million in the same period of 2018.  The year-over-year increase in reported and adjusted gross profit was due to the fourth quarter 2018 acquisition of Bags as well as strong organic growth of 5%, largely due to growth from existing business.  Year-over-year organic gross profit for the first half of 2019 also benefitted from the non-recurrence of a 2018 non-cash write-off related to an early lease termination and some favorability due to the timing of a lease contract modification that was not expected to occur until later this year. Excluding these items, organic gross profit growth would have been 3%.

Reported general and administrative (“G&A”) expenses for the first half of 2019 were $54.8 million as compared to $44.6 million in the same period of 2018, an increase of $10.2 million, or 23%.  Adjusted G&A expenses for the first half of 2019 were $53.5 million, an increase of $11.8 million, or 28%, from the same period of 2018.  Adjusted G&A was higher than last year due primarily to the acquisition of Bags in the fourth quarter of 2018, higher compensation and benefit costs, as well as the non-recurrence of a $1.7 million cost recovery received from a vendor partner that reduced G&A in the second quarter of 2018.

Reported net income attributable to SP Plus and reported earnings per share were $25.8 million and $1.14 per share, respectively, in the first half of 2019 as compared to $30.6 million and $1.36 per share, respectively, in the same period of 2018, with $0.33 per share of the decrease attributable to the net gain from the first quarter 2018 sale of a joint venture interest in Parkmobile.  Adjusted earnings per share increased by $0.20 per share, or 17%, to $1.41 for the first half of 2019 from $1.21 for the first half of 2018.  Lower weighted average shares outstanding for the year-to-date period due to share repurchases benefitted earnings per share by $0.01.  Higher 2019 operating income, driven by the Bags acquisition and strong organic growth, was partially offset by higher interest expense on debt used to fund the acquisition.

Reported and adjusted EBITDA increased 32% and 27%, respectively, over the first half of 2018 due to the above-identified factors that affected reported and adjusted gross profit and reported and adjusted G&A.

Net cash from operations of $21.3 million was generated during the first half of 2019 and resulting free cash flow was $14.5 million, as compared to free cash flow of $21.0 million generated in the first half of 2018.  Year-to-date free cash flow was in-line with our expectations, which contemplated certain working capital items reverting to more normal levels in 2019.

Recent Developments

Year-to-date through July 30, 2019, the Company repurchased $19.6 million of common stock, of which $2.3 million was repurchased during the first quarter, $11.3 million was repurchased during the second quarter, and approximately $6.0 million was repurchased subsequent to the end of the second quarter.  As a result, $3.0 million remains available under the share repurchase authorization approved by the Company’s Board of Directors in 2016.  In addition, in July 2019, the Company’s Board of Directors approved a new $50 million share repurchase authorization.

Recent new business and renewal activity highlights include:

  A pilot program to provide Bags’ Remote Airline Check-in services at three hotels in Seattle to transport hotel guest baggage to the cruise port on cruise days.
  An expansion of the Company’s relationship with the Parking Authority of Baltimore City, bringing to six the number of locations SP+ manages for the municipality.
  An expansion of the Company’s relations with Brookfield Properties with the award of the parking management contract at the Denver Pavilions, an open-air shopping mall located in downtown Denver, Colorado.
  A new relationship with Artemis Properties for SP+ to manage four of its five parking assets in Baltimore, Maryland.
  A contract to manage event parking operations for Penn State University’s upcoming 2019 football season, which came about as a result of a SP+ Consulting Services operations review.
  A multi-year contract renewal for SP+ GAMEDAY to continue to provide transportation and event logistics services for the National Football League’s Super Bowl event.
  Recent hospitality wins include:
Grand Hyatt – Denver, CO	Renaissance Hotel New York 57 – New York, NY
Four Seasons – Surfside, FL	W New York Times Square – New York, NY
Hyatt House Fulton Market – Chicago, IL	Ace Hotel – New York, NY
Hyatt House – Jersey City, NJ	Texican Court – Irving, TX
Hampton Inn Tropicana – Las Vegas, NV

2019 Outlook

Reported EPS is now expected to be in the range of $2.10 - $2.20 per share and adjusted EPS is now expected to be in the range of $2.61 - $2.71.  Both EPS measures have been increased by $0.05 per share primarily to reflect EPS accretion from recent share repurchases. The Company reaffirms its previously provided guidance on all other measures, with reported and adjusted Net income and EBITDA expected to be at the upper-end of the previously provided guidance range.

GAAP Measures:

  Reported net income attributable to SP Plus is expected to be in the range of $46 - $49 million
  Reported EPS is now expected to be in the range of $2.10 to $2.20 per share
  Net cash provided by operating activities is expected to be in the range of $54 - $68 million

Non-GAAP Measures:

  Adjusted net income attributable to SP Plus is expected to be in the range of $58 - $61 million
  Adjusted EPS is now expected to be in the range of $2.61 to $2.71 per share
  EBITDA is expected to be in the range of $110 - $120 million
  Adjusted EBITDA is expected to be in the range of $111 - $121 million
  Free cash flow is expected to be in the range of $40 - $50 million

This guidance does not contemplate any additional acquisitions, business dispositions, or asset sales outside of the normal course of business, nor any additional share repurchases.

Conference Call

The Company's quarterly earnings conference call will be held at 8:00 a.m. (Central Time) on August 1, 2019, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security, event logistics, and baggage handling and related services to commercial, institutional, municipal, and aviation clients throughout North America. The Company has more than 23,000 employees and operates in hundreds of cities across North America. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports over 50 million passengers per year; its facility maintenance group operates in dozens of U.S. cities; and its event/large venue group provides a wide range of event logistics services. Bags offers remote airline check-in, baggage handling and related services. For more information, visit www.spplus.com, www.bagsinc.com or www.parking.com.

You should not construe the information on those websites to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the SP Plus website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2019 Outlook," statements regarding the Company’s expectations regarding sustainable gross profit growth, statements regarding the Company’s share repurchase programs, and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: intense competition; the Company’s ability to successfully effect its strategic growth plan, changing consumer preferences; ability to preserve client relationships; difficulty obtaining insurance coverage or obtaining insurance coverage at a reasonable cost; risk that insurance reserves are inadequate; losses not covered by insurance; risks relating to the Company’s acquisition strategy; risks associated with management type contracts and lease type contracts; deterioration in general economic and business conditions or changes in demographic trends; information technology disruption, cyber-attacks, cyber-terrorism and security breaches; risks due to the Company’s substantial indebtedness, including failure to comply with credit facility covenants or meet payment obligations which may accelerate repayment of the Company’s indebtedness; adverse litigation judgments or settlements; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; failure to reduce the cost of risk; labor disputes; failure to attract and retain senior management and other qualified personnel; weather conditions, natural disasters, and military or terrorist attacks could disrupt business; seasonal fluctuations; goodwill impairment charges or impairment of long-lived assets; risk that state and municipal government clients sell or enter into long-term lease type contracts with the Company’s competitors or clients for parking-related assets; lack of availability of adequate capital to grow the Company’s business; the Company's ability to obtain performance bonds; the impact of Federal health care reform; adverse changes in tax laws or rulings; risks associated with joint ventures; and actions of activist investors.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Stock Repurchase Programs

The Company’s stock purchase programs do not obligate the Company to acquire any particular dollar amount or number of shares or to acquire shares on any particular timetable, and the programs may be suspended at any time at the Company’s discretion.  The Company will make any repurchases of shares on the open market, which may include repurchases pursuant to Rule 10b5-1 trading plans, at times and prices considered appropriate, from time to time at the discretion of the Company, and subject to its assessment of alternative uses of capital, stock trading price, general market conditions, applicable legal and regulatory requirements and other relevant factors.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with U.S. GAAP, the Company considers certain financial measures that are not prepared in accordance with U.S. GAAP.  Certain non-GAAP measures, such as adjusted gross profit, adjusted general and administrative expenses (adjusted G&A), adjusted net income attributable to SP Plus (adjusted net income), adjusted net income per share attributable to SP Plus (adjusted EPS), and adjusted EBITDA exclude items that management does not consider indicative of its core performance.  Such adjustments include, among other things: (i) restructuring, acquisition and integration related costs, including costs incurred to evaluate acquisitions; (ii) non-routine settlements; (iii) the amortization of acquired intangible assets; (iv) the impact of non-routine asset sales or dispositions; (v) the net loss or gains and the financial results related to sold businesses; (vi) the equity in income or losses from investment in unconsolidated entities; and (vii) non-routine tax items. Pre-tax adjustments are tax affected at a statutory tax rate of 26% for 2018 and 27% for 2019, for adjusted net income and adjusted EPS purposes.

The Company defines EBITDA, a non-GAAP financial measure, as U.S GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in unconsolidated entities. Adjusted EBITDA excludes items that management does not consider indicative of its core performance, as defined per above. The Company believes that the presentation of EBITDA and adjusted EBITDA provide useful information regarding the Company’s operating performance and are useful measures to facilitate comparisons to our historical and future operating results. The Company's definition of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of cash used for acquisitions and net after-tax cash proceeds from the sale of businesses or joint venture related assets), less distribution to non-controlling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its ability to generate cash flow from business operations after funding capital expenditures, that can be used to, among other things, repay debt, fund strategic acquisitions, and return value to shareholders. The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

The Company uses these non-GAAP financial measures, in addition to U.S. GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA, free cash flow and organic gross profit should not be considered in isolation of, or as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS, or net cash provided by operating activities, as determined in accordance with U.S. GAAP. In addition, the Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets
(millions, except for share and per share data)	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Cash and cash equivalents	$22.3	$39.9
Notes and accounts receivable, net	162.1	150.7
Prepaid expenses and other	14.1	17.2
Total current assets	198.5	207.8
Leasehold improvements, equipment and construction in progress, net	42.3	40.3
Right-of-use assets	454.2	—
Other assets
Advances and deposits	4.3	4.2
Other intangible assets, net	158.4	166.0
Favorable acquired lease contracts, net	—	17.6
Equity investments in unconsolidated entities	10.3	9.8
Other assets, net	19.9	17.3
Deferred taxes	13.7	14.6
Cost of contracts, net	4.4	9.2
Goodwill	585.8	585.5
Total other assets	796.8	824.2
Total assets	$1,491.8	$1,072.3
Liabilities and stockholders’ equity
Accounts payable	$107.4	$110.1
Accrued rent	18.9	23.5
Compensation and payroll withholdings	23.0	25.8
Property, payroll and other taxes	6.5	9.5
Accrued insurance	19.8	19.7
Accrued expenses	36.8	45.1
Short-term lease liabilities	117.6	—
Current portion of long-term obligations under credit facility and other long-term borrowings	14.0	13.2
Total current liabilities	344.0	246.9
Long-term borrowings, excluding current portion
Obligations under credit facility	343.8	360.9
Other long-term borrowings	14.5	12.6
	358.3	373.5
Long-term lease liabilities	348.4	—
Unfavorable acquired lease contracts, net	—	24.7
Other long-term liabilities	59.2	58.6
Total noncurrent liabilities	765.9	456.8
Stockholders’ equity
Preferred stock, par value $0.01 per share; 5,000,000 shares authorized as of June 30, 2019 and December 31, 2018; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of June 30, 2019 and December 31, 2018; 22,879,409 and 22,783,976 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	—	—
Treasury stock, at cost; 726,899 and 305,183 shares as of June 30, 2019 and December 31, 2018, respectively	(21.1)	(7.5)
Additional paid-in capital	259.5	257.7
Accumulated other comprehensive loss	(3.1)	(2.4)
Retained earnings	146.5	120.7
Total SP Plus Corporation stockholders’ equity	381.8	368.5
Noncontrolling interest	0.1	0.1
Total stockholders’ equity	381.9	368.6
Total liabilities and stockholders’ equity	1,491.8	$1,072.3
Total liabilities and stockholders' equity	$1,491.8	$1,072.3

SP Plus Corporation
Condensed Consolidated Statements of Income
	Three Months Ended		Six Months Ended
(millions, except for share and per share data) (unaudited)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Services revenue
Lease type contracts	$105.2	$107.4	$203.0	$206.9
Management type contracts	129.9	87.7	262.8	182.2
	235.1	195.1	465.8	389.1
Reimbursed management type contract revenue	179.1	167.1	357.8	339.9
Total services revenue	414.2	362.2	823.6	729.0
Cost of services
Lease type contracts	91.8	94.5	181.5	189.0
Management type contracts	81.4	49.5	169.2	109.5
	173.2	144.0	350.7	298.5
Reimbursed management type contract expense	179.1	167.1	357.8	339.9
Total cost of services	352.3	311.1	708.5	638.4
Gross profit
Lease type contracts	13.4	12.9	21.5	17.9
Management type contracts	48.5	38.2	93.6	72.7
Total gross profit	61.9	51.1	115.1	90.6
General and administrative expenses	27.7	22.3	54.8	44.6
Depreciation and amortization	7.3	4.5	14.5	8.5
Operating income	26.9	24.3	45.8	37.5
Other expenses (income)
Interest expense	4.9	2.2	9.9	4.3
Interest income	(0.1)	(0.1)	(0.2)	(0.2)
Equity in earnings from investment in unconsolidated entity	—	—	—	(10.0)
Total other expenses (income)	4.8	2.1	9.7	(5.9)
Earnings before income taxes	22.1	22.2	36.1	43.4
Income tax expense	5.8	6.0	8.9	11.3
Net income	16.3	16.2	27.2	32.1
Less: Net income attributable to noncontrolling interest	1.1	0.9	1.4	1.5
Net income attributable to SP Plus Corporation	$15.2	$15.3	$25.8	$30.6
Common stock data
Net income per common share
Basic	$0.68	$0.68	$1.15	$1.37
Diluted	$0.68	$0.68	$1.14	$1.36
Weighted average shares outstanding
Basic	22,382,139	22,370,923	22,445,825	22,335,835
Diluted	22,532,213	22,644,884	22,600,107	22,597,131

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows
	Six Months Ended
(millions) (unaudited)	June 30, 2019	June 30, 2018
Operating activities
Net income	$27.2	$32.1
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	15.1	9.0
Net amortization of acquired lease contracts	—	0.2
Net equity in earnings of unconsolidated entities (net of distributions)	(0.5)	(0.3)
Gain on sale of equity method investment in unconsolidated entity	—	(10.1)
Amortization of debt issuance costs	0.2	0.4
Amortization of original discount on borrowings	0.2	0.3
Non-cash stock-based compensation	1.8	2.2
Provisions for losses on accounts receivable	0.3	0.1
Deferred income taxes	1.0	—
Changes in operating assets and liabilities
Notes and accounts receivable	(11.8)	(8.7)
Prepaid assets	3.5	2.8
Right-of-use assets	67.2	—
Other assets	(2.9)	0.5
Accounts payable	(2.7)	(7.9)
Long-term lease liabilities	(70.1)	—
Accrued liabilities	(7.2)	4.7
Net cash provided by operating activities	21.3	25.3
Investing activities
Purchase of leasehold improvements and equipment	(4.2)	(4.0)
Proceeds from sale of equipment and contract terminations	0.2	0.1
Proceeds from sale of equity method investee's sale of assets	—	19.3
Cost of contracts purchased	(1.4)	(0.7)
Net cash (used in) provided by investing activities	(5.4)	14.7
Financing activities
Payments on credit facility revolver	(239.3)	(85.9)
Proceeds from credit facility revolver	227.4	83.1
Payments on credit facility term loan	(5.6)	(25.0)
Payments on other long-term borrowings	(1.0)	(0.2)
Distribution to noncontrolling interest	(1.4)	(1.6)
Payments of debt issuance costs and original discount on borrowings	—	(0.1)
Repurchase of common stock	(13.6)	—
Net cash used in financing activities	(33.5)	(29.7)
Effect of exchange rate changes on cash and cash equivalents	—	(0.6)
(Decrease) increase in cash and cash equivalents	(17.6)	9.7
Cash and cash equivalents at beginning of year	39.9	22.8
Cash and cash equivalents at end of period	$22.3	$32.5
Supplemental disclosures
Cash paid during the period for
Interest	$9.3	$3.7
Income taxes, net	$7.9	$7.3

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Gross profit
Gross profit, as reported	$61.9	$51.1	$115.1	$90.6
Other, rounding	—	0.1	—	—
Adjusted gross profit	$61.9	$51.2	$115.1	$90.6

General and administrative expenses
General and administrative expenses, as reported	$27.7	$22.3	$54.8	$44.6
Subtract: Restructuring, acquisition and integration costs	(0.3)	(1.6)	(1.3)	(2.8)
Other, rounding	—	—	—	(0.1)
Adjusted G&A	$27.4	$20.7	$53.5	$41.7

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$15.2	$15.3	$25.8	$30.6
Add: Restructuring, acquisition and integration costs	0.3	1.6	1.3	2.8
Subtract: Equity in earnings from investment in unconsolidated entity	—	—	—	(10.0)
Add: Amortization of acquired intangibles	3.8	1.3	7.6	2.7
Net tax effect of adjustments	(1.1)	(0.8)	(2.4)	1.2
Non-routine tax	—	—	(0.4)	—
Other, rounding	—	0.1	(0.1)	—
Adjusted net income attributable to SP Plus	$18.2	$17.5	$31.8	$27.3

Net income per share, as reported
Basic	$0.68	$0.68	$1.15	$1.37
Diluted	$0.68	$0.68	$1.14	$1.36

Adjusted net income per share
Basic	$0.81	$0.78	$1.42	$1.22
Diluted	$0.81	$0.77	$1.41	$1.21

Weighted average shares outstanding
Basic	22,382,139	22,370,923	22,445,825	22,335,835
Diluted	22,532,213	22,644,884	22,600,107	22,597,131

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Organic Gross Profit Growth
	Year-over-Year for Three months ended		Year-over-Year for Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Total gross profit growth (decline)	21%	(11%)	27%	(8%)
less: Decline due to sale of Joint Venture interest in 2017	0%	(15%)	0%	(9%)
less: Growth due to Bags Acquisition	20%	0%	22%	0%
Organic gross profit growth	1%	4%	5%	1%
less: Growth (decline) due to changes in prior-year insurance loss reserve estimates	(2%)	2%	0%	1%
less: Impact of other non-underlying factors (1)	0%	0%	2%	(2%)
As adjusted	3%	2%	3%	2%

(1) Includes the impact of lease modifications and early termination settlements and write-offs

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)
	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income attributable to SP Plus, as reported	$15.2	$15.3	$25.8	$30.6
Add (subtract):
Income tax expense	5.8	6.0	8.9	11.3
Interest expense, net	4.8	2.1	9.7	4.1
Equity in earnings from investment in unconsolidated entity	—	—	—	(10.0)
Depreciation and amortization expense	7.3	4.5	14.5	8.5
Other, rounding	0.1	0.1	0.1	0.1

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$33.2	$28.0	$59.0	$44.6

Add: Restructuring, acquisition and integration costs	0.3	1.6	1.3	2.8
Other, rounding	—	—	(0.1)	—
Adjusted EBITDA	$33.5	$29.6	$60.2	$47.4

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)
	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net cash provided by operating activities	$28.2	$26.8	$21.3	$25.3
Net cash (used in) provided by investing activities	(2.2)	(1.8)	(5.4)	14.7
less: Proceeds from sale of business or equity method investee's sale of assets, net (a)	—	2.6	—	(16.7)
Distribution to noncontrolling interest	(0.7)	(0.8)	(1.4)	(1.6)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	(0.2)	—	(0.6)
Other, rounding	—	—	—	(0.1)
Free cash flow	$25.1	$26.6	$14.5	$21.0

(a) Net of cash income taxes paid

SP Plus Corporation
Commercial Division Locations (1)
	June 30, 2019	December 31, 2018	June 30, 2018
Leased facilities	625	628	631
Managed facilities	2,513	2,514	2,601
Total facilities	3,138	3,142	3,232

(1) The Company is presenting location data for the Commercial Division only. All prior periods have been modified to represent the Commercial Division only.

SP Plus Corporation
Supplemental Financial Information - Reconciliation of forward-looking adjusted measures to their comparable GAAP measures

	2019 Outlook	Per Share
Net income attributable to SP Plus, as reported	Approximately $46 - $49 million	$2.10 to $2.20
plus: Integration costs, after tax	Approximately $0.7 million	Approximately $0.03
plus: Amortization of acquired intangible assets, after tax	Approximately $11 million	Approximately $0.48
Adjusted net income attributable to SP Plus	Approximately $58 - $61 million	$2.61 - $2.71

Net income attributable to SP Plus, as reported	Approximately $46 - $49 million
plus: Income tax expense	Approximately $17 - $20 million
plus: Interest expense, net	Approximately $18 - $20 million
plus: Amortization of acquired intangibles	Approximately $15 million
plus: Depreciation and amortization, other	Approximately $14 - $16 million
EBITDA, as reported	Approximately $110 - $120 million
plus: Integration costs	Approximately $1 million
Adjusted EBITDA	Approximately $111 - $121 million

Net cash from operating activities (1)	Approximately $54 - $68 million
less: Capital expenditures, net	Approximately $12 - $15 million
less: Distributions to non-controlling shareholders	Approximately $2 - $3 million
Free cash flow	Approximately $40 - $50 million

(1) Includes anticipated $1MM cash used for integration-related costs

Contact:
Connie Jin
(312) 274-2105
cjin@spplus.com